Exhibit 99.1

Contacts:	Investor Relations:	Corporate Communications:
	Brent Anderson	Jane Hays
	Director Investor Relations	Vice President-Corp. Develop.

	(972) 543-8207	(972) 543-8123

MERITAGE HOMES CORPORATION ANNOUNCES $100 MILLION INCREASE TO ITS STOCK REPURCHASE AUTHORIZATION

Scottsdale, Arizona (August 14, 2006) – Meritage Homes Corporation (NYSE: MTH) today announced that its board of directors authorized the Company to repurchase an additional $100 million of Meritage Homes common stock. The Company had approximately $34 million remaining under its existing $100 million repurchase authorization, originally announced February 21, 2006. As increased, the total authorized for repurchase of Meritage stock was approximately $134 million as of August 9, 2006.

“We have actively repurchased our stock over the last twelve months, reducing our outstanding shares by about 7% while simultaneously improving our net-debt-to-capital ratio to a moderate 42%,” said Steven J. Hilton, Meritage chairman and chief executive officer. “This authorization gives us additional flexibility to repurchase stock at attractive levels, which can benefit our stockholders by reducing the base on which earnings and book value per share are calculated. We believe share repurchases can be a prudent use of capital in the current environment.”

The new authorization allows Meritage to purchase its common shares subject to applicable securities laws, in open market or privately negotiated transactions, based on market conditions and other factors. Shares repurchased are held as treasury shares and may be used in connection with stock option or other incentive plans, or in future financings.

Meritage had approximately 26.1 million shares of common stock issued and outstanding as of August 3, 2006.

About Meritage Homes Corporation

Meritage Homes Corporation (NYSE:MTH) is a leader in the homebuilding industry. The Company is ranked by Builder magazine as the 13th largest homebuilder in the U.S. and has been perennially included on Forbes’ “Platinum 400 - Best Big Companies in America”, the Fortune 1000 and Fortune’s “Fastest Growing Companies in America” lists, and the S&P SmallCap 600 Index. Meritage operates in fast-growing states of the southern and western United States, including six of the top 10 single-family housing markets in the country, and has reported 18 consecutive years of record revenue and net earnings. For more information about the Company, visit www.meritagehomes.com. Meritage is a member of the Public Home Builders Council of America (www.phbca.org).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements concerning our stock repurchase authorization, which may or may not be executed. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.

Meritage’s business is subject to a number of risks and uncertainties, including: fluctuations in demand, pace of sales orders, cancellation rates and home prices in our markets; interest rates and changes in the availability and pricing of residential mortgages; a decline in housing affordability; our success in locating and negotiating favorably with possible acquisition candidates; the success of our program to integrate existing operations with any new operations or those of past or future acquisitions including Colonial Homes of Florida and Greater Homes, Inc.; our increased investments in land acquisitions and development joint ventures; our dependence on key personnel and the availability of satisfactory subcontractors; our ability to take certain actions because of restrictions contained in the indentures for our senior notes and the agreement for our unsecured credit facility; our lack of geographic diversification; the cost and availability of insurance, including the unavailability of insurance for the presence of mold; our potential exposure to natural disasters; the impact of inflation; the impact of construction defect and home warranty claims; the strength and competitive pricing of the single-family housing market; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate, our ability to acquire additional land or options to acquire additional land on acceptable terms, particularly in our start-up markets; our exposure to obligations under performance and surety bonds, performance guarantees and letters of credit; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in energy prices or stock markets; inflation in the cost of materials used to construct our homes; our level of indebtedness and our ability to raise additional capital when and if needed; legislative or other initiatives that seek to restrain growth or new housing construction or similar measures and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2005, and in our Form 10-Q for the quarter ended June 30, 2006, under the caption “Risk Factors.” As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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